Exhibit 10.8

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is dated as of October 10, 2006, by and between DIVIDEND CAPITAL EXCHANGE FACILITATORS LLC, a Colorado limited liability company (the “DCXF”) and DIVIDEND CAPITAL OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “DCOP”). Unless the context otherwise requires, capitalized terms used but not otherwise defined herein have the meanings specified in the IP Licensing Agreement (defined below).

WITNESSETH:

WHEREAS, DCOP and DCXF entered into that certain Intellectual Property Licensing Agreement, on or about March 24, 2003 (the “IP Licensing Agreement”), to facilitate the private placement of certain of DCOP’s units of limited partnership interest in exchange for direct or indirect interests in real property as described in the confidential private placement memoranda issued in connection such private placement (the “Memoranda”);

WHEREAS, Dividend Capital Trust Inc., a Maryland corporation, DCOP, and Dividend Capital Advisors Group LLC, a Colorado limited liability company, have entered into a Contribution Agreement, dated as of July 21, 2006 (the “Contribution Agreement”), pursuant to which DCOP will acquire all of the outstanding membership interests in Dividend Capital Advisors LLC, a Colorado limited liability company, and thereby internalize the operations of the Advisor; and

WHEREAS, in connection with such internalization, the parties hereto desire to terminate the IP Licensing Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of the IP Licensing Agreement. Each of DCOP and DCXF agrees that (i) except with respect to Section 2, which shall terminate upon receipt by DCXF of the fee payable upon the closing of the last transaction consummated by an investor pursuant to the Private Placement, the IP Licensing Agreement is hereby terminated, such termination to be effective as of the Closing Date, as defined in the Contribution Agreement, (ii) any requirement for notice (whether written or oral) with respect to the termination of the IP Licensing Agreement is hereby waived, and (iii) any other requirement or condition precedent to the termination of the IP Licensing Agreement is hereby waived or shall be deemed to have been satisfied, as the case may be.

2. Nonimpairment of DCOP’s Obligations with Respect to Redemption Fees under the Memoranda. DCOP acknowledges and agrees that nothing contained in this Agreement shall terminate, rescind, alter or amend DCOP’s obligations, as described in the Memoranda, to withhold and forward to DCXF certain amounts in satisfaction of the Redemption Fee (as defined in the Memoranda).

3. Successors and Assigns. This Agreement is for the benefit of the parties hereto and their respective successors and assigns.

4. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as a deed on the date first above written.

DIVIDEND CAPITAL OPERATING PARTNERSHIP LP

By:	Dividend Capital Trust Inc., its general partner

By:	/s/ Thomas G. Wattles
Name:	Thomas G. Wattles
Title:	Chairman

DIVIDEND CAPITAL EXCHANGE FACILITATORS LLC

By:	/s/ Evan H. Zucker
Name:	Evan H. Zucker
Title:	Manager

Termination Agreement - Intellectual Property Licensing Agreement